EXHIBIT 99.1




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   Magnum Petroleum, Inc.
   600 East Las Colinas Blvd., Suite 1200, Irving, TX  75039
   Phone (214) 401-0752      Fax   (214) 401-3110
   Internet Address:  http://www.magnumhunter.com


                              FOR IMMEDIATE RELEASE

American Stock Exchange
   o     Common  MPM
   o     Preferred  MPM.PR
   o     Warrants  MPM.WS
- --------------------------------------------------------------------------------


                       MAGNUM ANNOUNCES MAJOR ACQUISITION

Irving, Texas, May 21, 1996, Magnum Petroleum, Inc. ("Magnum") announced today that a newly formed wholly-owned subsidiary, ConMag Energy Corporation ("ConMag"), has executed a definitive Purchase and Sale Agreement with Meridian Oil Inc. ("Meridian"), a wholly-owned subsidiary of Burlington Resources Inc. (NYSE - "BR"), to acquire all of Meridian's interest in certain gas wells and a gas gathering system located in the Panhandle of Texas and Western Oklahoma, more commonly referred to as the "Panoma Properties".

The purchase price of approximately 500 wells and approximate 427 miles of gas gathering pipeline system is $36,750,000, with an April 1, 1996 effective date. The current daily production volumes from the Meridian owned wells is approximately 14 million cubic feet per day with total delivery, including third party gas purchased by the gathering system, of almost 19 million cubic feet per day. The existing wells and gas gathering system are in three fields, the West Panhandle Field, the East Panhandle Field, and the South Erick Field, all located in Gray, Wheeler, Collingsworth and Donley Counties, Texas and Beckham and Greer Counties, Oklahoma.

Magnum has made a performance deposit of $2,250,000 with Meridian until financial closing of the transaction is completed, presently anticipated on or before June 28, 1996. The sale by Meridian is subject to the approval of the Board of Directors of its parent company, Burlington Resources Inc. Additionally, Magnum will be conducting a complete due diligence review which will include accounting, title, and environmental inspections. At closing, Magnum's wholly-owned subsidiary, Gruy Petroleum Management Co., will become the operator of all wells, the gas gathering pipeline system, and associated assets.

Commenting on this significant event, Mr. Gary C. Evans, President and Chief Executive Officer of Magnum, stated "Completion of this acquisition will have a material positive impact on the Company's operations for many years to come. These properties have an estimated reserve life in excess of 40 years as projected by third party consultants. They will become the foundation of our Company, representing the single largest asset. We take great pride in the fact that our management, our business partners, including ConFed Oil Incorporated of Tulsa, Oklahoma, and the commercial banks involved in this transaction have all jointly succeeded in negotiating such a significant acquisition of premium gas reserves within such a short period of time. The strategic location of these properties with regard to accessability into major interstate pipelines will allow the Company in the future to negotiate directly with natural gas end users who are seeking stable long-term supplies for their manufacturing plants, cogeneration projects and gas utility consumers."

Magnum Petroleum, Inc. is an exploration and development company which, in combination with the recently acquired Hunter Resources, Inc. subsidiaries, is now engaged in four principal activities: (1) the acquisition, production and sale of crude oil, condensate and natural gas; (2) the gathering, transmission and marketing of natural gas; (3) the managing and operating of producing oil and natural gas properties for interest owners; and (4) providing consulting and U.S. export services to facilitate Latin American trade in energy products.

Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by the Company for crude oil and natural gas. In addition, the Company's future crude oil and natural gas production is highly dependent upon the Company's level of success in acquiring or finding additional reserves. Further, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission during the past 12 months.

          FOR FURTHER INFORMATION CONTACT: MATTHEW LUTZ (214) 401-0752



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